Exhibit 8.1
Subsidiaries of Pharming Group B.V.

Name of Subsidiary	State or Other Jurisdiction of Incorporation
Pharming Americas B.V.	The Netherlands
Pharming Intellectual Property B.V.	The Netherlands
Broekman Instituut B.V.	The Netherlands
Pharming Healthcare, Inc.	Delaware
ProBio, Inc.	Delaware
Pharming Technologies B.V.	The Netherlands
Pharming Research & Development B.V.	The Netherlands
Pharming Australia Pty Ltd	Australia
Pharming UK Ltd	The United Kingdom
Pharming Germany GmbH*	Germany
Pharming France SAS*	France
Abliva AB**	Sweden
Abliva, Inc.***	Delaware
* This entity was established in November 2025
** This entity was acquired in February 2025
*** This entity is dissolved in January 2026